EXHIBIT 99.1

Contacts:
Investors:	Media:
Risa Fisher	Jennifer Meyer Newman
rfisher@emdeon.com	jnewman@emdeon.com
201-414-2002	212-624-3912
EMDEON ANNOUNCES PRELIMINARY THIRD QUARTER RESULTS
EMDEON ANNOUNCES EARLY TERMINATION OF HART-SCOTT-RODINO WAITING PERIOD IN CONNECTION WITH SALE OF EMDEON BUSINESS SERVICES
ELMWOOD PARK, NJ (October 25, 2006) – Emdeon Corporation (NASDAQ: HLTH) today announced preliminary financial results for the quarter ended September 30, 2006. This announcement is being made in connection with the provision of information to potential lenders in relation to the previously announced agreement to sell a 52% interest in the Emdeon Business Services segment (excluding its ViPS business) to General Atlantic LLC.
“Emdeon expects to report stronger than anticipated third quarter results, primarily due to lower than anticipated expenses at Emdeon Business Services,” said Kevin Cameron, Chief Executive Officer of Emdeon. “We are completing our normal closing process and will provide more detail on November 2, 2006, our previously scheduled earnings release date.”
Preliminary Results for the Three Months Ended September 30, 2006
Emdeon expects that it will report the following financial results for the third quarter of 2006. These results will reflect the reclassification of Emdeon Practice Services as a discontinued operation in the current and prior year period, as a result of the completion of the sale of Emdeon Practice Services to Sage Software in September 2006.
•	Revenue of $298 million to $301 million, compared to $261 million in the prior year period.

•	Earnings before interest, taxes, non-cash and other items (“Adjusted EBITDA”) of $0.19 to $0.20 per share, compared to $0.11 per share in the prior year period.

•	Income from continuing operations of $0.07 to $0.08 per share, compared to $0.03 per share in the prior year period.
These preliminary results reflect:
•	An increase in revenues and an offsetting increase in expenses of approximately $14 million and $13 million for the quarters ending September 30, 2006 and 2005, respectively, related to the activity between (a) the discontinued Emdeon Practice Services segment and (b) other Emdeon operating segments (primarily Emdeon Business Services). These amounts had previously been eliminated in consolidation prior to Emdeon Practice Services being reflected as a discontinued operation.

•	Higher than anticipated revenue and Adjusted EBITDA at Emdeon Business Services, excluding ViPS, resulting from a combination of stronger than anticipated revenue from medical claims and remittance and payment services and lower than anticipated expenses driven by operating efficiencies and cost savings.

•	Slightly less than anticipated revenue at ViPS, with Adjusted EBITDA for ViPS to be approximately as anticipated, reflecting lower than anticipated expenses.

•	Revenue and Adjusted EBITDA for Emdeon’s WebMD Health subsidiary to be at or slightly above the high end of its previously issued financial guidance range.
The above information is preliminary. During Emdeon’s closing process and preparation of final consolidated financial statements and related notes, Emdeon may identify items that would require it to make adjustments to the preliminary results presented above.
Early Termination of Hart-Scott-Rodino Waiting Period
Emdeon Corporation today announced that the Federal Trade Commission has granted early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 in connection with the previously announced sale of a 52% interest in Emdeon Business Services (excluding ViPS) described above.
Analyst and Investor Conference Calls
As previously announced, Emdeon and WebMD Health Corp. (Nasdaq: WBMD), Emdeon’s 85.6% owned subsidiary, will release their respective financial results for the three months ended September 30, 2006 at approximately 4:00 pm (ET) on Thursday, November 2, 2006. The Companies will host a conference call at 4:45 pm (ET) on that day to discuss those results. Investors can access the call via webcast at www.emdeon.com (in the About Emdeon section) or at www.wbmd.com (in the Investor Relations section) at that time. A replay of the call will be available at the same web addresses.
ABOUT EMDEON
Emdeon (Nasdaq: HLTH) is a leading provider of business, technology and information solutions that transform both the financial and clinical aspects of healthcare delivery. At the core of Emdeon’s vision is the commitment to connect providers, payers, employers, physicians and consumers in order to simplify business processes, to provide actionable knowledge at the right time and place and to improve healthcare quality.
Emdeon Business Services provides revenue cycle management and clinical communication solutions that enable payers, providers and patients to improve healthcare business processes. WebMD (Nasdaq: WBMD) provides health information services for consumers, physicians, healthcare professionals, employers and health plans through its public and private online portals and health-focused publications. Porex is a developer, manufacturer and distributor of proprietary porous plastic products and components used in healthcare, industrial and consumer applications.
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All statements contained in this press release, other than statements of historical fact, are forward-looking statements. These statements speak only as of the date of this release and are based on our current plans and expectations, and they involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. These risks and uncertainties include those relating to: market acceptance of our products and services; difficulties in integrating acquired businesses; relationships with customers and strategic partners; changes in economic, political or regulatory conditions or other trends affecting the healthcare, Internet, information technology and plastics industries; our ability to attract and retain qualified personnel; and the pending sale transaction involving Emdeon Business Services and its effects on that segment and on Emdeon. Further information about these matters can be found in our Securities and Exchange Commission filings. We expressly disclaim any intent or obligation to update these forward-looking statements.
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This press release includes both financial measures in accordance with accounting principles generally accepted in the United States of America, or GAAP, as well as non-GAAP financial measures. Annex A attached to this press release includes reconciliations of non-GAAP financial measures to GAAP financial measures. In addition, an “Explanation of Non-GAAP Financial Measures” is attached to this press release as Annex B.
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WebMD®, WebMD Health®, Emdeon™, Emdeon Business Services™, POREX® and ViPSSM are trademarks of Emdeon Corporation or its subsidiaries.